SUB-ADVISORY AGREEMENT

AGREEMENT made this 5th day of December, 2016 between Pemberwick Investment Advisors LLC (the “Adviser”) and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”).

WHEREAS, Manager Directed Portfolios, a Delaware statutory trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 5, 2016 (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to the series of the Trust set forth on Schedule A attached hereto (the “Fund”) as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties to a sub-adviser, subject to the requirements of the 1940 Act.

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub‑Adviser to provide investment advisory services with respect to a portion of the Fund’s assets, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.
Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage the portion of the Fund’s portfolio designated by the Adviser (the “Allocated Portion”), including the purchase, retention and disposition of securities and other assets held in the Allocated Portion, in accordance with the Fund’s investment objectives, policies and restrictions as stated the Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)
The Sub-Adviser shall, in its discretion and without prior consultation with the Adviser determine from time to time what investments will be purchased, retained or sold by the Fund, and what portion of the Allocated Portion will be invested or held uninvested in cash.

(b)
In the performance of its duties and obligations under this Agreement, the Sub‑Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein) and the Prospectus and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)
The Sub-Adviser shall determine the investments to be purchased or sold by the Fund as provided in subparagraph (a) and will select brokers and dealers to effect all portfolio transactions subject to the requirements of the following sentence.  In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available.

In assessing the best overall terms available for any transaction, the Sub‑Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  The Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including, subject to prior notice to the Trust and compliance with the Trust’s affiliated brokerage procedures, brokers and dealers that are affiliated with the Adviser, the Sub-Adviser or the Trust’s principal underwriter) if the Sub‑Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)
In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub‑Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Fund’s or the Adviser’s request, provided, however, that the Sub-Adviser may retain a copy of such records.  The Sub‑Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act.

(e)
The Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions in the Allocated Portion and shall provide the Adviser with such information upon request of the Adviser.

(f)
The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, including other investment companies and accounts following the same investment strategy as the Fund.

(g)	a)	Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held in the Allocated Portion.

(ii)
The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held in the Allocated Portion in accordance with the Sub-Adviser’s proxy voting policies.  As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

(h)
In performance of its duties and obligations under this Agreement, the Sub‑Adviser shall not consult with any other sub-adviser to the Fund or a sub‑adviser to a portfolio that is under common control with the Fund concerning the Allocated Portion, except as permitted by the policies and procedures of the Fund.

(i)
On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, but shall not be required to, aggregate the order for securities to be sold or purchased.  In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable to each entity.

(j)
As the Adviser or the Board may reasonably request, the Sub-Adviser will furnish reports on portfolio transactions and reports on the holdings of the Allocated Portion in such detail as the requesting party may reasonably request.  As mutually agreed upon by the parties to this Agreement, the Sub‑Adviser also will provide the Fund and the Adviser quarterly economic and investment analyses and reports or other investment services normally available to the Sub-Adviser’s other clients.  Upon reasonable advance notice, the Sub-Adviser will make its officers and employees available to meet with the Adviser and the Board on an annual basis at the Trust’s principal place of business or another mutually agreed location to review the Allocated Portion.  The Sub-Adviser will promptly inform the Trust and the Adviser of material changes in investment strategy, tactics or key personnel.  The Sub-Adviser will provide notice to the Trust and the Adviser of any changes to the Sub-Adviser’s ownership at the same time the Sub-Adviser notifies all of its clients.  Upon reasonable advance notice, the Sub-Adviser also will provide information to the Adviser reasonably necessary to assist the Adviser in ensuring the investment management of the Funds complies with the Internal Revenue Code of 1986, the 1940 Act, the Securities Act of 1933, as amended, and any state securities law, rule or regulation.  The Sub-Adviser shall provide such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

(k)
The Sub-Adviser will comply in all material respects with Rule 17j-l under the 1940 Act and Rule 204A-1 of the Advisers Act.  Upon request, the Sub-Advisor will confirm to the Adviser that (a) it had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter and that (b) except as otherwise disclosed, there have been no material violations of or material changes in the Code of Ethics, or if a material violation has occurred, the substance of the material violation.  (Please note that JPMIM reports violations of JPMIM’s Code of Ethics in Pemberwick’s quarterly compliance questionnaire.)

(l)
In accordance with the valuation procedures adopted by the Board, as amended from time to time, the Sub-Adviser shall provide reasonable assistance with fair valuation of those securities in which it invests the Fund’s assets for which readily available market prices are unavailable.

(m)
Subject to any other written instructions of the Adviser, the Trust or the Fund, the Sub-Adviser is hereby appointed as the Adviser’s, the Trust’s and the Fund’s agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as the Sub-Adviser is requested by brokers, dealers, counterparties and other persons in connection with its management of the Allocated Portion; provided, however, that any such documentation that the Sub-Adviser shall execute shall comply in all material respects with all laws, rules and regulations applicable to the business of the Trust, including but not limited to the 1940 Act and the rules and regulations thereunder.  The Sub‑Adviser shall provide the Adviser and the Trust with copies of any documents executed on behalf of the Trust hereunder as soon as possible after the execution of any such documents.

2.	Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)
The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)	By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c)	Prospectus of the Fund; and

(d)
Policies and procedures of the Trust that govern the Sub-Adviser’s management of the Allocated Portion under this Agreement (as in effect on the date of this Agreement and as are amended from time to time).

3.	Confidential Treatment.

(a)
Subject to the duties of the parties to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, each party agrees that it will treat confidentially all information provided by the Fund, the Sub‑Adviser, the Adviser or the Trust (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Allocated Portion or the Fund (“Confidential Information”).  All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates under common control with Recipient on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b)
Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)
Notwithstanding anything to the contrary in the foregoing, to the extent that any market counterparty with whom Sub-Adviser deals requires information relating to the Allocated Portion or the Fund (including, but not limited to, the identity and market value of the Fund), Sub- Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund.

(d)
It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Fund and the Adviser as confidential and for use only by the Adviser and the Fund.  Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser, the Sub-Adviser and the Fund will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any Fund portfolio holdings information that identifies such portfolio holdings as part of the Assets unless in accordance with the Fund’s portfolio holdings disclosure policy.

4.
Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.  The fee will be calculated based on the average daily value of the Allocated Portion under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly.

5.	Limitation On the Sub-Adviser’s Obligations and Liability.

(a)
In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Adviser or the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

(b)
The Sub-Adviser does not guarantee the future performance of the Allocated Portion or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Allocated Portion.  The Adviser understands that investment decisions made for the Fund by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.  The Sub-Adviser will manage only the Allocated Portion and in making investment decisions for the Fund, the Sub-Adviser will not consider any other securities, cash or other investments owned by the Fund.

(c)	Neither the Adviser nor the Sub-Adviser shall be liable for special, consequential or incidental damages.

6.	Indemnification.

(a)
The Sub-Adviser agrees to indemnify the Adviser for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser may become subject (“Losses”) as a direct result of the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses that resulted from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; further provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

(b)
The Adviser agrees to indemnify the Sub-Adviser for, and hold it harmless against, any and all Losses to which the Sub-Adviser may become subject as a direct result of this Agreement or the Sub-Adviser’s performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for Losses that resulted from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

7.	Duration and Termination. This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ written notice to the Sub‑Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on not more than 60 days’ written notice to the Adviser.  This Agreement shall terminate automatically in the event of its assignment, or in the event of a termination of the Advisory Agreement.  As used in this Paragraph 7, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

8.	Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a)
in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)
to the extent that the Sub-Adviser’s activities or services could affect the Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Sub-Adviser (the policies and procedures referred to in this Paragraph 9(b), along with the policies and procedures referred to in Paragraph 9(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

9.
Reporting of Compliance Matters.  The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser’s compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act.  The Sub-Adviser shall make its officers and employees available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to review the Sub-Adviser’s Compliance Program and its adherence thereto.

10.
Delegation to Third Parties.  The Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Sub-Adviser to perform its functions under this Agreement.  Notwithstanding any other provision of the Agreement, Sub-Adviser may provide information about the Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this clause.  The Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

11.
Disclosure.  Neither the Fund nor the Adviser shall, without the prior written consent of the Sub-Adviser, make representations regarding or reference to the Sub-Adviser or any affiliates in any disclosure document, advertisement, sales literature or other promotional materials except as required by applicable law or regulation.  The Sub-Adviser shall not, without the prior written consent of the Adviser or the Fund, as applicable, make representations regarding or references to the Adviser or the Fund or any of their affiliates in any disclosure document, advertisement, sales literature or other promotional materials except as required by applicable law or regulation.

12.	Representations and Warranties of the Sub-Adviser. The Sub-Adviser represents and warrants to Adviser, the Trust, and the Fund as follows:

(a)
The Sub-Adviser:  (i) is registered as an investment adviser under the Advisers Act; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order the perform the services contemplated by this Agreement; and (iv) has the authority to enter into and perform the services contemplated by this Agreement.

(b)
Neither the Sub-Adviser nor any officer, director, partner or employee of the Sub‑Adviser is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act.  The Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub‑Adviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(c)
The execution, delivery and performance by the Sub-Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, the Sub-Adviser’s governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser.

(d)	This Agreement is a valid and binding agreement of the Sub-Adviser.

13.	Representations and Warranties of the Adviser. Advisor represents and warrants to the Sub-Adviser, as follows:

(a)	The Adviser is registered as an investment adviser under the Advisers Act.

(b)
The execution, delivery and performance by the Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and the Adviser has caused to be taken, and the Adviser and the Fund (including Fund shareholders) have taken, all necessary action under the Advisory Agreement and the 1940 Act to authorize the appointment of the Sub-Adviser under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement;

(c)	This Agreement is a valid and binding agreement of the Adviser.

14.
Governing Law.  This Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

15.
Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

16.
Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Pemberwick Investment Advisors, LLC Attn: James P. Hussey, President 340 Pemberwick Road Greenwich, CT 06831

To the Sub-Adviser at:	J. P. Morgan Investment Management Inc. 270 Park Avenue New York, NY 10017 Attention: Funds — Legal

Copy to the Fund at:	Manager Directed Portfolios Attn: Douglas J. Neilson, President c/o U.S. Bancorp Fund Services, LLC 777 East Wisconsin Avenue, 5th Floor Milwaukee, WI 53202

17.
Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Pemberwick Investment Advisors LLC	J.P. Morgan Investment Management Inc.

By: /s/ James P. Hussey	By: /s/ Scott Moritz

Name: James P. Hussey	Name: Scott Moritz

Title: President	Title: Vice President

Schedule A

Pemberwick Fund

Schedule B

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

0.20% on the first $50 million of average daily value of the Allocated Portion;
0.15% on the next $50 million of average daily value of the Allocated Portion;
0.125% on the next $100 million of average daily value of the Allocated Portion;
0.10% on the next $100 million of average daily value of the Allocated Portion;
0.08% on the next $200 million of average daily value of the Allocated Portion;
0.06% on the next $500 million of average daily value of the Allocated Portion;
 0.04% on the average daily value of the Allocated Portion over $1 billion.

The fee will be calculated based on the average daily value of the Allocated Portion under the Sub‑Adviser’s management and will be paid to the Sub-Adviser monthly.